UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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EXTREME NETWORKS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS OPTIMUM INVESTMENTS LLC
RAMIUS NAVIGATION MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
RAGHU RAU
JEFFREY C. SMITH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Advisors LLC, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for (i) the election of its two director nominees at the 2010 annual meeting of stockholders of Extreme Networks, Inc., a Delaware corporation (the “2010 Annual Meeting”), and (ii) approval of its non-binding business proposal for consideration at the 2010 Annual Meeting.

On August 4, 2010, Ramius issued the following press release:

Ramius Sends Letter to the Board of Extreme Networks

Believes Changes to Structure and Composition of Board Are Warranted

Questions Timing of Amendment to Company's Rights Plan

NEW YORK, Aug. 4 /PRNewswire/ -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that it delivered a letter to the Board of Directors of Extreme Networks, Inc. (“Extreme” or “the Company”) (Nasdaq: EXTR).  In the letter, Ramius highlighted its deep concern regarding recent interaction with the Company and stated its belief that changes to the structure and composition of the Board are warranted.  Ramius also questioned the timing of the recently announced amendment to the Company's Rights Plan purportedly designed to preserve net operating losses (NOLs) for future use.

The full text of the letter follows:

Dear Gordon,

Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC, and certain of its affiliates (collectively, the “Ramius Group”) own approximately 5.9% of the outstanding shares of Extreme Corporation (“Extreme” or the “Company”), making us one of the largest shareholders of the Company.  After engaging in active discussions with you approximately one year ago regarding operating performance, corporate strategy, and board effectiveness, we respected your request to give you another year to achieve your goals and maximize shareholder value.  Although the Company has made some progress over the past year, we continue to believe there are substantial opportunities to unlock value at Extreme that have gone unrealized.  The Company continues to trade at a steep discount to intrinsic value.  We believe prompt action is required by management and the Board of Directors (the “Board”) to close this valuation gap.

At this time, we have become increasingly concerned that the Board may not be acting in the best interest of all shareholders and has taken actions to further entrench itself.  We believe that the timing of the recent action to amend the Company's Rights Plan to prevent shareholders from acquiring greater than 4.95% ownership of the common shares of Extreme raises serious questions as to the Board's true intentions.  Given our Schedule 13D filing on June 23 disclosing our 5.6% position and trades in the past two months, the Company was undoubtedly well aware that Ramius was actively acquiring shares during the month of June.  Just one week later, on July 1, the Company announced that it had adopted an amendment to the Company's Rights Plan purportedly designed to preserve net operating losses (NOLs) for future use.  The practical effect of the amendment, however, is to prevent any shareholder of the Company from acquiring more than 4.95% of the Company's outstanding shares, and to prevent any shareholder already owning greater than 4.95% or more of the outstanding common stock from acquiring more than an additional 0.5% of the shares then owned by that shareholder.

We do not believe the timing of this amendment to the Rights Plan was a coincidence. An internal analysis by our legal advisors raises serious doubts about the necessity of implementing such an amendment at this time.  Under Section 382 of the Internal Revenue Code, an “ownership change” that could impair the Company's use of its NOLs as a tax attribute is generally deemed to occur if 5% shareholders collectively increase their ownership in Extreme by more than 50% over a rolling three-year period.  We informed the Company counsel that our internal analysis shows that the Company still has significant flexibility before reaching the 50% threshold.  To that end, we requested a waiver to acquire additional shares of Extreme, allowing us to purchase up to 9.9% of the Company.  We do not believe these purchases would in any way impact the Company's NOLs.  Unfortunately, to date, the Company has been unresponsive to our waiver request to purchase additional shares and has been unwilling to provide us with any analysis regarding Section 382 so that we may compare our analysis with the Company's analysis to determine how close the Company is to the 50% threshold.  These actions and the Company's unwillingness to respond to our repeated requests, lead us to believe that the amendment to the Rights Plan was implemented, at least partially, to insulate the current Board from the influence of one of its largest shareholders.

Our concerns are further heightened given our recent interaction with the Company regarding potential changes to the structure and composition of the Board.  As you know, for the last month, we have tried to privately engage with the Company about the de-classification of the Board and proposing new potential Board candidates.  Based on our initial conversations with you, we were under the impression that the Company was open to working privately with Ramius to make improvements to the Board.  In fact, you indicated to us weeks before the nomination deadline that the Company was prepared to extend the deadline so that Ramius and Extreme could work together to come to a mutually acceptable agreement with respect to the structure and composition of the Board while allowing for additional discussions around the state of the business.  However, after numerous attempts to memorialize this verbal agreement in writing, the Company instead informed Ramius just days before the nomination deadline that the Company was no longer interested in extending the nomination deadline.  This demonstrates either an unwillingness to work in good faith with a large shareholder or dysfunction in the Extreme boardroom.  In either case, we are deeply concerned and firmly believe that changes to the structure and composition of the Board are more warranted now than ever.

To that end, we have formally nominated two candidates for election to the Board at the 2010 Annual Meeting and have also put forth a non-binding shareholder proposal to vote on declassifying the Board at the 2010 Annual Meeting.

We are open to discussing ways in which we can work constructively with management and the Board to ensure that Extreme is run in the best interest of all shareholders.

Best Regards,

Jeffrey C. Smith

Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ramius Value and Opportunity Advisors LLC (“Value and Opportunity Advisors”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for (i) the election of a slate of director nominees at the 2010 annual meeting of shareholders of Extreme Networks, Inc., a Delaware corporation (the “Company”) and (ii) a non-binding proposal for shareholders to request that the Company declassify its Board of Directors.

VALUE AND OPPORTUNITY ADVISORS ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Advisors, Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master”), Ramius Optimum Investments LLC (“ROIL”), Ramius Navigation Master Fund Ltd (“Navigation Master”), Cowen Overseas Investment LP (“COIL”), Ramius Enterprise Master Fund Ltd (“Ramius Enterprise”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), Cowen Group, Inc. (“Cowen”), RCG Holdings LLC (“RCG Holdings”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Raghu Rau (“Mr. Rau”) and Jeffrey C. Smith (“Mr. Smith”).

As of the date of this filing, Value and Opportunity Master beneficially owns 4,696,646 shares of Common Stock, Navigation Master beneficially owns 414,819 shares of Common Stock, ROIL beneficially owns 127,235 shares of Common Stock and COIL beneficially owns 41,300 shares of Common Stock.  Ramius Enterprise, as the sole shareholder of Navigation Master, may be deemed the beneficial owner of the 414,819 Shares owned by Navigation Master Fund.  Ramius Advisors, as the investment advisor of Navigation Master, the managing member of ROIL and the general partner of COIL, may be deemed the beneficial owner of the (i) 414,819 Shares owned by Navigation Master, (ii) 127,235 Shares owned by ROIL and (iii) 41,300 Shares owned by COIL. Value and Opportunity Advisors, as the investment manager of Value and Opportunity Master may be deemed the beneficial owner of the 4,696,646 Shares owned by Value and Opportunity Master. Ramius, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed the beneficial owner of the (i) 4,696,646 Shares owned by Value and Opportunity Master, (ii) 414,819 Shares owned by Navigation Master, (iii) 127,235 Shares owned by ROIL and (iv) 41,300 Shares owned by COIL. Cowen, as the sole member of Ramius, may be deemed the beneficial owner of the (i) 4,696,646 Shares owned by Value and Opportunity Master, (ii) 414,819 Shares owned by Navigation Master, (iii) 127,235 Shares owned by ROIL and (iv) 41,300 Shares owned by COIL.  RCG Holdings, as a significant shareholder of Cowen, may be deemed the beneficial owner of the (i) 4,696,646 Shares owned by Value and Opportunity Master, (ii) 414,819 Shares owned by Navigation Master, (iii) 127,235 Shares owned by ROIL and (iv) 41,300 Shares owned by COIL. C4S, as the managing member of RCG Holdings, may be deemed the beneficial owner of the (i) 4,696,646 Shares owned by Value and Opportunity Master, (ii) 414,819 Shares owned by Navigation Master, (iii) 127,235 Shares owned by ROIL and (iv) 41,300 Shares owned by COIL. Each of Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, may be deemed the beneficial owner of the (i) 4,696,646 Shares owned by Value and Opportunity Master, (ii) 414,819 Shares owned by Navigation Master, (iii) 127,235 Shares owned by ROIL and (iv) 41,300 Shares owned by COIL.

As of the date of this filing, neither Mr. Rau nor Mr. Smith directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Media Contact:

Peter Feld / Ramius LLC / (212) 201-4878

Gavin Molinelli / Ramius LLC / (212) 201-4828

CONTACT: Peter Feld, +1-212-201-4878, or Gavin Molinelli, +1-212-201-4828, both of Ramius LLC